Exhibit 99.1

Sabine Royalty Trust

News Release

SABINE ROYALTY TRUST ANNOUNCES

MONTHLY CASH DISTRIBUTION FOR JANUARY 2023

Dallas, Texas, January 6, 2023 – Argent Trust Company, as Trustee of the Sabine Royalty Trust (NYSE: SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.631510 per unit, payable on January 31, 2023, to unit holders of record on January 17, 2023. Sabine’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.sbr-sabine.com/. Additionally, printed reports can be requested and are mailed free of charge.

This distribution reflects primarily the oil production for October 2022 and the gas production for September 2022. Preliminary production volumes are approximately 39,824 barrels of oil and 903,315 Mcf of gas. Preliminary prices are approximately $88.18 per barrel of oil and $8.09 per Mcf of gas.

This month’s distribution is lower than the previous month’s primarily due to decreased production due to the timing of receipts through the end of the month as compared to the previous month’s timing of receipts, offset by an increase in both oil and gas pricing.

The production from all the new horizontal gas wells in Panola County, Texas, has contributed approximately $2,374,000 reflecting August production including the recent new wells. All volumes and pricing are included in the tables below.

Additionally, for the other three horizontal wells, also in Panola County, the receipts were approximately $674,000 posted for this month’s distribution.

As more regular monthly receipts are made in the months to come, additional information will be made available.

The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales Volumes		Average Price
	Oil (bbls)	Gas (Mcf)	Oil (per bbl)	Gas (per Mcf)
Current Month	39,824	903,315	$88.18	$8.09
Prior Month	59,760	1,874,536	$85.53	$6.82

Revenues are only distributed after they are received, verified, and posted. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt.

Due to the timing of the end of the month of December, approximately $4,663,000 of revenue received will be posted in the following month of January in addition to normal receipts during January. Since the close of business in December and prior to this press release, $3,676,000 in revenue has been received.

Approximately $744,000 for 2022 Ad Valorem taxes was deducted from this month’s distribution as compared to $426,000 this time last year. These payments are normal expenditures at this time of year.

The 2022 tax information packets are expected to begin mailing directly to unitholders in early March 2023. A copy of Sabine’s 2022 tax information booklet will be posted on Sabine’s website by March 1, 2023. In addition to the tax booklet the Sabine website will also offer two simple calculators for computing the income and expense amounts and the cost depletion. The calculators are currently expected to be updated with the 2022 tax information by February 28, 2023.

The 2021 Annual Report with Form 10-K and the January 1, 2022 Reserve Summary are available on the Sabine website at http://www.sbr-sabine.com/.

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Contact:     Ron Hooper - SVP, Royalty Trust Services

                  Argent Trust Company

                  Toll Free (855) 588-7839